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                                                                  Exh 99.B(4)(a)

COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY
132 Turnpike Road, Suite 210
Southborough, MA 01772

RIGHT TO CANCEL - FREE LOOK PROVISION - You have the right within the "free look" period, which is [ten] days after receiving the Contract to cancel the Contract by delivering or mailing it to us. If you decide to return your Contract for a refund during the "free look" period, also include a letter instructing us to cancel the Contract. Upon receipt by us, the Contract will be cancelled and amounts refunded. The amount of the refund will be [the Contract Value as of the Valuation Date on which we receive your Contract at our Service Center] [your Purchase Payment].

We agree to pay annuity payments provided this Contract is in force on the Annuity Date. We further agree to pay the death benefit prior to the Annuity Date upon the death of an Owner when a death benefit is payable. Payment will be made upon our receipt of due proof of death and the return of this Contract.

This Contract is issued in consideration of the initial Purchase Payment. The provisions on this cover and the pages that follow are part of this Contract.

Signed for Commonwealth Annuity and Life Insurance Company at its home office in Southborough, Massachusetts.

FLEXIBLE PREMIUM FIXED AND VARIABLE DEFERRED ANNUITY

NON-PARTICIPATING

WITHDRAWALS MAY BE SUBJECT TO A WITHDRAWAL CHARGE.

ALL BENEFITS, PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. REFER TO THE VARIABLE ACCOUNT AND ANNUITY PERIOD PROVISIONS FOR A DETERMINATION OF ANY VARIABLE BENEFITS.

This is a legal contract between the Owner and Commonwealth Annuity and Life Insurance Company

READ YOUR CONTRACT CAREFULLY.


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                                TABLE OF CONTENTS

                                                                         PAGE
CONTRACT SCHEDULE                                              Follows Table of Contents

DEFINITIONS
GENERAL PROVISIONS
   The Contract
   Modification of Contract
   Incontestability
   Change of Annuity Date
   Due Proof of Death
   Reserves, Contract Values, Annuity and Death Benefits
   Non-Participating
   Reports
   Premium Taxes
   Qualified Plans

OWNERSHIP PROVISIONS
   Owner
   Change of Ownership
   Annuitant
   Beneficiary Designation and Change of Beneficiary
   Death of Beneficiary

PURCHASE PAYMENT PROVISIONS
   Initial Purchase Payment
   Purchase Payment Limitations
   Place of Payment
   Allocation of Purchase Payments

FIXED ACCOUNT PROVISIONS
   Fixed Account
   Fixed Account Contract Value

VARIABLE ACCOUNT PROVISIONS
   Separate Account
   Liabilities of Separate Account
   Separate Account Contract Value
   Subaccounts
   Fund
   Substitution
   Rights Reserved by the Company
   Accumulation Unit Value
   Investment Experience Factor

TRANSFER PROVISIONS
   Transfers During the Accumulation Period
   Disruptive Trading
   Transfer Procedures

WITHDRAWAL AND SURRENDER PROVISIONS
   Withdrawals and Surrenders During the Accumulation Period
   Withdrawal and Surrender Procedures


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
PAYMENTS TO CONTRACT OWNERS

LOAN PROVISIONS
   Loans
   Loan Interest
   Loan Payment

DEATH BENEFIT PROVISIONS
   Amount Payable Upon Death
   Adjustments for Withdrawals
   Payment of Death Benefits
   Spousal Continuation

ANNUITY PERIOD PROVISIONS
   Annuity Payments
   Annuity Options
   Allocation of Annuity
   Fixed Annuity Payments
   Variable Annuity Payments
   Annuity Unit Value
   Transfers During the Annuity Period
   Death Proceeds

MISCELLANEOUS PROVISIONS
   Date of First Payment
   Evidence of Age, Sex and Survival
   Misstatement of Age or Sex
   Basis of Annuity Options
   Protection of Benefits
   Creditors

ANNUITY OPTION TABLE

ENDORSEMENTS, if any                                           Follows Annuity Option Table

APPLICATION                                                    Follows Endorsements, if any


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               CONTRACT SCHEDULE

Contract number: [XXXXXXX]                                 Issue Date:       [May 1, 2003]

Initial Purchase Payment: [$2,500]                         Type of Contract: [Non-Qualified]

Owner: [John Doe]

Owner date of birth
or trust inception date: [March 04, 1968]

Annuitant: [John Doe]

Annuitant gender: [Male]

Annuitant date of birth: [March 04, 1968]

Joint Owner: [None]

Joint Owner date of birth: [N/A]

Joint Annuitant: [None]

Joint Annuitant gender: [N/A]

Joint Annuitant date of birth: [N/A]

Annuity Date: [May 1, 2033]

Maximum Annuity Date: [The later of the original older Owner's or Annuitant's 90th birthday]

Minimum Annuity Date: [The minimum Annuity Date is one year from the Issue Date]

Maximum Owner Age: [80]

Maximum Annuitant Age: [80]

[Date of Continuance: N/A]

[Step-Up Death Benefit: Selected]

[Guaranteed Lifetime Withdrawal Benefit Rider: Selected]

          [GLWB Plus For One] [GLWB Plus For Two]

          [Covered Person: [_____________]]

          [Covered Person: [_____________]]

[No Withdrawal Charge Rider: Selected]

Agent: [John Smith]


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                                CONTRACT SCHEDULE

BENEFICIARY INFORMATION

Primary Beneficiary(ies):

[Mary Doe]

Contingent Beneficiary(ies):

[James Doe]

FIXED ACCOUNT

The initial current Fixed Account interest rate:            [X.XX%]

The minimum guaranteed Fixed Account interest rate:         [Contract Years 1 - 10 2.00%
                                                                            11+ 3.00%]

The initial period for crediting Fixed Account interest:    [Through the end of the calendar
                                                            month in which the Purchase
                                                            Payment or transfer request is
                                                            received and for 12 additional
                                                            calendar months thereafter]

PURCHASE PAYMENTS

Maximum Total Purchase Payments:                            [$1,000,000]

Maximum Fixed Account Purchase Payments Per Contract Year   [$100,000] Non-Qualified
                                                            [$1,000,000] Qualified

Minimum Initial Purchase Payment:                           [$2,500] Non-Qualified

                                                            [$50] Qualified

Minimum Subsequent Purchase Payment:                        [$500] Non-Qualified

                                                            [$50] Qualified

Minimum Initial Account Allocation:                         [Subaccount $50]

Minimum Subsequent Account Allocation:                      [Subaccount $50]


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                                CONTRACT SCHEDULE

Withdrawal Charge:

     Each Contract Year we guarantee that you can withdraw up to the Free Withdrawal Amount without incurring a withdrawal charge. We also apply the Free Withdrawal Amount upon full surrender of the Contract. The Free Withdrawal Amount, which will never be less than zero, is equal to (a + b) multiplied by 10% - c, where:

     a)   is Contract Value less Debt prior to the withdrawal or surrender ;

     b) is previous partial withdrawals made during the Contract Year (whether or not subject to withdrawal charges); and

     c) is previous partial withdrawals made during the Contract Year that were not subject to withdrawal charges.

     If you withdraw an amount in excess of the Free Withdrawal Amount, we may impose a withdrawal charge on the excess. At the time of the withdrawal or surrender, we will determine whether the amount withdrawn includes Purchase Payments (and earnings attributable to those Purchase Payments) that were made within the previous [six] Contribution Years. We will determine the withdrawal charge percentage for each Purchase Payment and earnings attributable to that Purchase Payment withdrawn as follows:

CONTRIBUTION YEAR   WITHDRAWAL CHARGE
-----------------   -----------------
     [First               [6]%
     Second               [5]%
      Third               [4]%
     Fourth               [3]%
      Fifth               [2]%
      Sixth               [1]%
   Seventh +]             [0]%

     For purposes of calculating the withdrawal charge on partial withdrawals, we assume that amounts are withdrawn from Purchase Payments and earnings attributable to those Purchase Payments in the chronological order in which they were received.

Annual Contract Fee (deducted from Contract Value) $[30.00]

[We will waive this fee for Contracts with Contract Value of $[50,000] or more as of the Valuation Date we would otherwise deduct the fee. We assess one-quarter of the contract fee at the end of each calendar quarter and upon surrender or annuitization.]

Mortality and Expense Risk Charge (as a percentage of Separate Account
Contract Value)                                                          [1.15]%

Administration Charge (as a percentage of Separate Account Contract
Value)                                                                   [0.15]%

[Step-Up Death Benefit Charge:] (as a percentage of Separate Account
Contract Value):                                                         [0.20%]


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[Guaranteed Lifetime Withdrawal Benefit (GLWB) Rider (as a percentage of the Lifetime Income Base):]

      [GLWB Plus For One                                                 [1.00%]
         Maximum Charge:                                                 [0.50%]
         Current Charge:]

      [GLWB Plus For Two                                                 [1.50%]
         Maximum Charge:                                                 [0.75%]
         Current Charge:]

[No Withdrawal Charge Rider (as a percentage of Contract Value) ]        [0.35%]

[Commutation Charge

     For a fixed Annuity Option:

          1) the present value of any remaining guaranteed payments (as of the date of calculation), using a discount rate that is equal to the interest rate used in calculating the initial income payment; LESS

          2) the present value of any remaining guaranteed payments (as of the date of calculation), using a discount rate that is equal to the interest rate used in calculating the initial income payment plus 1%.

     For a variable Annuity Option:

          1) the present value of any remaining guaranteed payments (as of the date of calculation), using a discount rate that is equal to the assumed investment rate used in calculating the initial income payment; LESS

          2) the present value of any remaining guaranteed payments (as of the date of calculation), using a discount rate that is equal to the assumed investment rate used in calculating the initial income payment plus 1%.

This charge only applies to the calculation of lump sum payments with respect to any remaining annuity payments in the certain period under Annuity Options 1, 3, or 5 upon the death of an Annuitant during the Annuity Period, or in commutation of remaining annuity payments under Annuity Option 1.]

[Qualified Plan Loan Interest Rate Charged

Loans not subject to ERISA   5.50%

Loans subject to ERISA       Moody's Corporate Bond Yield Average--Monthly
                             Average Corporates (rounded to the nearest 0.25%)

Loans are only available under certain qualified plans. The interest rate depends on whether the plan is subject to Employee Retirement Income Security Act of 1974 ("ERISA"). While a loan is outstanding, we will credit the value securing the loan with interest at the daily equivalent of the annual loan interest rate charged reduced by [2.5]%, instead of the current interest rate credited to the Fixed Account. However, this rate will never be lower than the minimum guaranteed Fixed Account interest rate.]


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                                CONTRACT SCHEDULE

      INITIAL         INITIAL ANNUAL EFFECTIVE    ALLOCATION
    ALLOCATIONS           INTEREST RATE(S)       PERCENTAGE(S)

[[insert fund name]              N/A                 80%
Fixed Account                    [3.0%]              20%]


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                                CONTRACT SCHEDULE

[Separate Account: Commonwealth Annuity Separate Account A]

Commonwealth Annuity Separate Account Subaccounts available on the Issue Date:

[insert funds here]


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DEFINITIONS

     ACCUMULATION PERIOD--The period between the Date of Issue of a Contract and the Annuity Date.

     ACCUMULATION UNIT--A unit of measurement used to determine the value of each Subaccount during the Accumulation Period. Each Subaccount will have an Accumulation Unit for each combination of charges.

     ANNUITANT-- The person during whose lifetime the annuity is to be paid. Under a Non-Qualified Contract when two people are named as joint Annuitants, the term "Annuitant" means the joint Annuitants or the survivor.

     ANNUITY DATE--The date on which annuity payments are to commence. The Annuity Date may not be later than the Maximum Annuity Date stated in the contract schedule.

     ANNUITY OPTION--One of several forms in which annuity payments can be made.

     ANNUITY PERIOD--The period starting on the Annuity Date during which we make annuity payments to you.

     ANNUITY UNIT--A unit of measurement used to determine the amount of Variable Annuity payments after the first payment.

     BENEFICIARY--The person designated to receive any benefits under a Contract upon your death. (see Primary Beneficiary and Contingent Beneficiary).

     CODE--The Internal Revenue Code of 1986, as amended.

     COMPANY ("WE", "US", "OUR", "COMMONWEALTH ANNUITY")--Commonwealth Annuity and Life Insurance Company.

     CONTINGENT BENEFICIARY--The person designated to receive any benefits under a Contract upon your death should all Primary Beneficiaries predecease you. In the event that a Contingent Beneficiary predeceases you, the benefits will be distributed pro rata to the surviving Contingent Beneficiaries. If there are no surviving Contingent Beneficiaries, the benefits wills be paid to your estate (see Beneficiary and Primary Beneficiary).

     CONTRACT--A Flexible Premium Fixed and Variable Deferred Annuity Contract.

     CONTRACT VALUE--The sum of your Fixed Account Contract Value and Separate Account Contract Value.

     CONTRACT YEAR--The period between anniversaries of the Date of Issue of a Contract. The first Contract Year begins on the Date of Issue.

     CONTRIBUTION YEAR--Each Contract Year in which a Purchase Payment is made and each later year measured from the start of the Contract Year when the Purchase Payment was made. We only refer to Contribution Years for purposes of calculating the withdrawal charge.

     DATE OF ISSUE--The date on which the first Contract Year commences.

     DEBT--The principal of any outstanding loan from the Fixed Account Contract Value, plus any accrued interest.


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     FIXED ACCOUNT-- A portion of a Contract that is supported by the assets of our General Account. We guarantee a minimum rate of interest on Purchase Payments and Contract Value allocated to the Fixed Account.

     FIXED ACCOUNT CONTRACT VALUE--The value of your interest in the Fixed Account.

     FIXED ANNUITY--An annuity under which we guarantee the amount of each annuity payment; it does not vary with the investment experience of a Subaccount.

     FREE WITHDRAWAL AMOUNT--The guaranteed amount you may withdraw each Contract Year without incurring a withdrawal charge.

     FUND OR FUNDS-- An investment company or separate series thereof, in which Subaccounts of the Separate Account invest.

     GENERAL ACCOUNT--All our assets other than those allocated to any legally segregated separate account.

     INVESTMENT OPTION--The Subaccounts and the Fixed Account available under the Contract for allocation of Purchase Payments and/or transfers of Contract Value during the Accumulation Period.

     MONTHIVERSARY--The same date each month as the Date of Issue. If the Date of Issue falls on the 29th, 30th, or 31st and there is no corresponding date in a subsequent month, the Monthiversary will be the last date of that month. If there is no Valuation Date in the calendar month that coincides with the Date of Issue, the Monthiversary is the next Valuation Date.

     NON-QUALIFIED CONTRACT--A Contract which does not receive favorable tax treatment under Section 401, 403, 408, 408A or 457 of the Code.

     OWNER ("CONTRACT OWNER", "YOU", "YOUR", "YOURS")--The person designated in the Contract as having the privileges of Ownership.

     PRIMARY BENEFICIARY - The person designated to receive any benefits under a Contract upon your death. In the event that a Primary Beneficiary predeceases you, the benefits will be distributed pro rata to the surviving Primary Beneficiaries. In the event that all Primary Beneficiaries predecease you, proceeds will be paid to the surviving Contingent Beneficiaries (see Beneficiary and Contingent Beneficiary).

     PURCHASE PAYMENTS--The dollar amount we receive in U.S. currency to buy the benefits the Contract provides.

     QUALIFIED CONTRACT--A Contract issued in connection with a retirement plan which receives favorable tax treatment under Sections 401, 403, 408, 408A or 457 of the Code.

     SEPARATE ACCOUNT--Commonwealth Annuity Separate Account A.

     SEPARATE ACCOUNT CONTRACT VALUE--The sum of your interests in the Subaccount(s).

     SERVICE CENTER--P.O. Box 758550, Topeka, Kansas 66675-8550, [phone number].

     SUBACCOUNTS--The subdivisions of the Separate Account, the assets of which consist solely of shares of the corresponding Fund.

     VALUATION DATE--Each day when the New York Stock Exchange is open for trading, as well as each day otherwise required.


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     VALUATION PERIOD--The interval of time between two consecutive Valuation
     Dates.

     VARIABLE ANNUITY--An annuity with payments varying in amount in accordance with the investment experience of the Subaccount(s) in which you have an interest.

     WITHDRAWAL VALUE--The amount you will receive upon full surrender or the amount applied upon annuitization of the Contract. It is equal to the Contract Value minus Debt, any applicable withdrawal charge, premium taxes, and minus any applicable contract fee and pro rata portion of any rider charge. Federal and state income taxes and penalty taxes also may reduce the Withdrawal Value.


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GENERAL PROVISIONS

THE CONTRACT - This Contract, any written application attached to this Contract, and any endorsements and riders constitute the entire contract between the parties. All statements made in any attached application are deemed representations and not warranties. No statement will void this Contract or be used as a defense of a claim unless it is contained in an attached application.

MODIFICATION OF CONTRACT - Only our president, secretary and assistant secretaries have the power to approve a change or waive any provisions of this Contract. Any such modifications must be in writing. No agent or person other than the officers named has the authority to change or waive the provisions of this Contract.

Upon notice to you, this Contract may be modified by us as is necessary to comply with any law or regulation issued by a governmental agency to which we or the Separate Account is subject or as is necessary to assure continued qualification of this Contract under the Code or other laws relating to retirement plans or annuities or as otherwise may be in your best interest. In the event of a modification, we may make appropriate endorsement to this Contract and we will obtain all required regulatory approvals.

[INCONTESTABILITY - We cannot contest this Contract after it has been in force for two years from the issue date.]

CHANGE OF ANNUITY DATE - You may write to us prior to the payment of the death benefit or the first annuity payment date to request a change of the Annuity Date. The new Annuity Date must not be later than the Maximum Annuity Date stated in the contract schedule.

ASSIGNMENT - During the Accumulation Period and prior to the death of an Owner, you may assign a Non-Qualified Contract at any time by signing our form. No assignment is binding on us until we receive it, and we assume no responsibility for the validity of any assignment. Generally, an interest in a Qualified Contract may not be assigned. If an assignment of the Contract is in effect on the Annuity Date, we reserve the right to pay the assignee, in one sum, that portion of the Withdrawal Value to which the assignee appears to be entitled. Also, amounts payable during the Annuity Period may not be assigned or encumbered (to the extent permitted by law, annuity payments are not subject to levy, attachment or other judicial process for the payment of the payee's debts or obligations). An assignment may subject you to immediate tax liability and may subject you to a 10% tax penalty.

DUE PROOF OF DEATH - We must receive written proof of the death of the Owner when a death benefit is payable. The proof may be a certified death certificate and all necessary claim paperwork.

RESERVES, CONTRACT VALUES, ANNUITY AND DEATH BENEFITS - All reserves are equal to or greater than those required by statute. Any available Contract Value, paid-up annuity benefit and death benefit are not less than the minimum benefits required by the statutes of the state in which this Contract is delivered.

NON-PARTICIPATING - This Contract does not pay dividends. It will not share in our surplus or earnings.

REPORTS - At least once each Contract Year we will send you a statement showing Purchase Payments received, interest credited, investment experience and charges made since the last report, as well as any other information required by statute.

PREMIUM TAXES - If we pay state premium taxes, we will deduct the amount paid from:

     -    Purchase Payments when we receive them, or

     -    Partial withdrawals or full surrender, or

     - The total Contract Value applied to an Annuity Option at the time annuity payments start, or


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     -    Annuity payments when we pay them, or

If we deduct premium taxes from each annuity payment when we pay it, we will reduce each payment by the premium tax percentage multiplied by the amount of each payment until we have recovered an amount equal to the premium tax that we paid. In no case will we deduct a total of more than the premium tax that we paid.

QUALIFIED PLANS - If this Contract is issued under a qualified plan additional provisions may apply. The rider or amendment to this Contract used to qualify it under the applicable section of the Code will indicate the extent of change in the provisions.

OWNERSHIP PROVISIONS

OWNER - Before the Annuity Date and prior to the death of an Owner, you have the right to cancel or amend this Contract if we agree. You may exercise every option and right conferred by this Contract including the right of assignment. You may not add a new Owner after the Date of Issue without our prior approval. Any replacement or additional Owner must not have attained the Maximum Owner Age prior to the Valuation Date we receive your request without our prior approval.

CHANGE OF OWNERSHIP - You may change an Owner by written request to our Service Center before the Annuity Date and prior to the death of the Owner. You must furnish information sufficient to clearly identify the new Owner to us. The change is subject to any existing assignment of this Contract. When we record the effective date of the change, it will be the date the notice was signed except for action taken by us prior to receiving the request. Any change is subject to the payment of any proceeds. We may require you to return this Contract to us for endorsement of a change.

ANNUITANT - The original Annuitant is shown in the contract schedule. Prior to the Annuity Date, an Annuitant may be replaced or added under a Non-Qualified Contract unless the Owner is a non-natural person. Any replacement or additional Annuitant must not have attained the Maximum Annuitant Age prior to the Valuation Date we receive your request without our prior approval.

There must be at least one Annuitant at all times. If an Annuitant who is not an Owner dies prior to the Annuity Date, the youngest Owner will become the new Annuitant unless there is a surviving joint Annuitant or a new Annuitant is otherwise named. We will not pay a death benefit upon the death of an Annuitant unless the sole Owner is a non-natural person. Joint Annuitants are only permitted in Non-Qualified Contracts.

BENEFICIARY DESIGNATION AND CHANGE OF BENEFICIARY - The Beneficiary is stated in the contract schedule. You designate the Beneficiary. During the Accumulation Period and prior to the death of an Owner, you may change a Beneficiary at any time by signing our form. After the Annuity Date, the Beneficiary may be changed prior to the death of an Owner or the Annuitant. However, in the case of joint Owners, the surviving joint Owner is automatically the Primary Beneficiary and cannot be changed. No Beneficiary change is binding on us until we receive it. We assume no responsibility for the validity of any Beneficiary change. Under a Qualified Contract, the provisions of the applicable plan may prohibit a change of Beneficiary.

You may change the Beneficiary if you send a written change form to our Service Center. Changes are subject to the following:

     1. The change must be filed while you are alive and prior to the Annuity Date;

     2.   The Contract must be in force at the time you file a change;

     3. Such change must not be prohibited by the terms of an existing assignment, Beneficiary designation, or other restriction;


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     4.   Such change will take effect when we receive it. However, action taken by us before the change form was received will remain in effect;

     5. The request for change must provide information sufficient to identify the new Beneficiary; and

     6. In the case of joint Owners, the designation of a Beneficiary other than the joint surviving Owner will be deemed to be a Contingent Beneficiary.

DEATH OF BENEFICIARY - In the event that all Primary Beneficiaries predecease you, we will pay the death benefit proceeds to the surviving Contingent Beneficiaries. In the event that a Contingent Beneficiary predeceases you, we will distribute the benefits pro rata to the surviving Contingent Beneficiaries. If there are no surviving Contingent Beneficiaries, we will pay the benefits to your estate.

When multiple Beneficiaries are involved, we can not determine the death benefit proceeds until we receive the complete death benefit claim in good order, that is, receipt of proper elections from all Beneficiaries as well as proof of death. The date on which we receive all required paperwork is the date the Contract is tendered for redemption and the Valuation Date for calculation of the benefits.

PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENT LIMITATIONS - The minimum initial and subsequent Purchase Payments are set forth in the contract schedule.

The sum of all Purchase Payments allocated to the Fixed Account in any Contract Year may not exceed the Maximum Fixed Account Purchase Payment shown on the contract schedule. We will aggregate multiple contracts you own for purposes of this limitation. Purchase Payments made under a systematic investment program that has been approved by us are not subject to the above limitation, but we reserve the right to modify or terminate this provision and to apply the Contract Year allocation limitation to such Purchase Payments.

The sum of all Purchase Payments allocated to the Contract may not exceed the Maximum Total Purchase Payments shown on the contract schedule. We will aggregate multiple contracts you own for purposes of this limitation. In addition, for Qualified Contracts, the maximum annual amount of Purchase Payments may be limited by the retirement plan funded by the Contract.

We reserve the right to not allow you to allocate Purchase Payments or transfer Contract Value to the Fixed Account if the Fixed Account interest rate applicable to such Purchase Payments would be less than or equal to 3%.

We reserve the right to waive or modify these limits. We also reserve the right not to accept any Purchase Payment.

APPLICATION OF PURCHASE PAYMENTS - You select allocation of Purchase Payments to the Subaccount(s) and the Fixed Account, if permitted. The amount of each Purchase Payment allocated to a Subaccount is based on the value of an Accumulation Unit, as computed after we receive the Purchase Payment at our Service Center. If we receive a Purchase Payment at our Service Center before 3:00 p.m. Central time, we will process the payment based on Accumulation Unit values determined at the end of that Valuation Date. If we receive a Purchase Payment at our Service Center on or after 3:00 p.m. Central time, we will process the payment based on Accumulation Unit values determined at the end of the next Valuation Date. Purchase Payments allocated to the Fixed Account begin earning interest one day after we receive them.

We will credit an initial Purchase Payment no later than the end of the second Valuation Date following the Valuation Date we receive the Purchase Payment at our Service Center, provided that the Purchase Payment is preceded or accompanied by an application that contains sufficient information to establish an account and properly credit such Purchase Payment.


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After the initial purchase, we determine the number of Accumulation Units credited by dividing the Purchase Payment allocated to a Subaccount by the Subaccount's Accumulation Unit value, as computed after we receive the Purchase Payment. The number of Accumulation Units will not change due to investment experience. Accumulation Unit value varies to reflect the investment experience of the Subaccount and the assessment of charges against the Subaccount. We reduce the number of Accumulation Units when we assess the contract fee and any applicable rider charges.

If we are not provided with information sufficient to establish a Contract or to properly credit the initial Purchase Payment, we will promptly request the necessary information. If the requested information is not furnished within five business days after we receive the initial Purchase Payment, or if we determine that we cannot otherwise issue the Contract within the five day period, we will return the initial Purchase Payment to you, unless you consent to our retaining the initial Purchase Payment until the application is completed. If we receive the information sufficient to establish a Contract, we will issue the Contract and allocate the Purchase Payment no later than the end of the second Valuation Date following the Valuation Date we receive the missing information.

PLACE OF PAYMENT - All Purchase Payments under this Contract must be paid to us at the Service Center.

FIXED ACCOUNT PROVISIONS

FIXED ACCOUNT - The guaranteed benefits under this Contract are provided through the Fixed Account.

FIXED ACCOUNT CONTRACT VALUE - The Fixed Account Contract Value includes:

     1.   your Purchase Payments allocated to the Fixed Account;

     2. amounts transferred from a Subaccount to the Fixed Account at your request; and

     3.   the interest credited to amounts so allocated or transferred.

We reduce the Fixed Account Contract Value when you make transfers and withdrawals from the Fixed Account, as well as when we assess Contract fees and charges against the Fixed Account.

We reserve the right to not allow you to allocate Purchase Payments or transfer Contract Value to the Fixed Account if the Fixed Account interest rate applicable to such Purchase Payments would be less than or equal to 3%.

We guarantee that Purchase Payments and Contract Value allocated to the Fixed Account earn, on a daily basis, a minimum fixed interest rate not less than the rate set forth in the contract schedule. At our discretion, we may credit interest in excess of the minimum guaranteed rate. We reserve the right to change the rate of excess interest credited, although we will not declare or change any excess interest rate more frequently than once every twelve months. We also reserve the right to declare different rates of excess interest depending on when amounts are allocated or transferred to the Fixed Account. As a result, amounts at any designated time may be credited with a different rate of excess interest than the rate previously credited to such amounts and to amounts allocated or transferred at any other designated time.

The initial Fixed Account interest rate credited to the initial Purchase Payment is in effect through the end of the period shown in the contract schedule. We will declare the current Fixed Account interest rate with respect to each subsequent Purchase Payment received, and any such Purchase Payment will be credited that rate through the end of the period shown in the contract schedule. We reserve the right to declare the current Fixed Account interest rate based upon: the Date of Issue; the date we receive a Purchase Payment; or the date of any transfer of Contract Value to the Fixed Account.

We calculate the interest credited to the Fixed Account by compounding daily, at daily interest rates, rates which would produce at the end of a Contract Year a result identical to the one produced by applying an annual interest rate.


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

While there is a loan, we will credit the portion of the Fixed Account Contract Value securing the Debt with interest at the credited loan interest rate set forth in the contract schedule, instead of the current interest rate credited to the Fixed Account. However, this rate will never be lower than the minimum guaranteed Fixed Account interest rate shown in the contract schedule.

VARIABLE ACCOUNT PROVISIONS

SEPARATE ACCOUNT - The variable benefits under this Contract are provided through the Separate Account identified in the contract schedule. The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the 1940 Act. It is a separate investment account maintained by us.

LIABILITIES OF SEPARATE ACCOUNT - Benefits provided under the Contracts are our obligations. Although the assets in the Separate Account are our property, they are held separately from our other assets and are not chargeable with liabilities arising out of any other business we may conduct. Income, capital gains and capital losses, whether or not realized, from the assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to the income, capital gains and capital losses arising out of any other business we may conduct.

SUBSTITUTION - We reserve the right to make additions to, deletions from, or substitutions for the shares held by the Separate Account or that the Separate Account may purchase. If investment in the Funds is no longer possible, in our judgment becomes inappropriate for the purposes of the Contract, or for any other reason in our sole discretion, we may substitute another fund without your consent. The substituted fund may have different fees and expenses. Substitution may be made with respect to existing investments or the investment of future premiums, or both. However, no such substitution will be made without any approval of the Securities and Exchange Commission, if required. Furthermore, we may close Subaccounts to allocations of Purchase Payments or Contract Value, or both, at any time in our sole discretion. The Funds, which sell their shares to the Subaccounts pursuant to participation agreements, also may terminate these agreements and discontinue offering their shares to the Subaccounts.

RIGHTS RESERVED BY THE COMPANY - We may establish additional Subaccounts of the Separate Account, each of which would invest in a new fund, or in shares of another investment company. New Subaccounts may be established when, at our discretion, marketing needs or investment conditions warrant. New Subaccounts may be made available to existing Owners as we determine. We may also eliminate or combine one or more Subaccounts, transfer assets, or substitute one Subaccount for another Subaccount, if, in our discretion, marketing, tax, or investment conditions warrant. We will notify you of any such changes.

If we deem it to be in the best interests of persons having voting rights under the Contract, we may deregister the Separate Account under the Investment Company Act of 1940 (the "1940 Act"), make any changes required by the 1940 Act, operate the Separate Account as a management investment company under the 1940 Act or any other form permitted by law, transfer all or a portion of the assets of a Subaccount or Separate Account to another Subaccount or separate account pursuant to a combination or otherwise, and create new separate accounts. Before we make certain changes we may need approval of the Securities and Exchange Commission and applicable state insurance departments. We will notify you of any changes.

ACCUMULATION UNIT VALUE - Each Subaccount has Accumulation Unit values for each combination of asset based charges. When Purchase Payments are allocated to a Subaccount, the number of units purchased is based on the Subaccount's applicable Accumulation Unit value at the end of the current Valuation Period. When amounts are transferred out of or deducted from a Subaccount, units are redeemed in a similar manner.

The Accumulation Unit value for each subsequent Valuation Period is the relevant investment experience factor for that Valuation Period times the Accumulation Unit value for the preceding Valuation Period. The Accumulation Unit values for each Valuation Period are applied to each day in the Valuation Period.

Each Subaccount has its own investment experience factor for each combination of charges. The investment experience of the Separate Account is calculated by applying the investment experience factor to the Accumulation Unit value in each Subaccount during a Valuation Period.

INVESTMENT EXPERIENCE FACTOR The investment experience factor of a Subaccount for any Valuation Period is determined by the following formula:

     (1 divided by 2) minus 3, where:

          (1) is:

          - the net asset value per share of the Fund held in the Subaccount as of the end of the current Valuation Period; plus

          - the per share amount of any dividend or capital gain distributions made by the Fund held in the Subaccount, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

          - a charge or credit for any taxes reserved for the current Valuation Period which we determine have resulted from the investment operations of the Subaccount;

          (2) is the net asset value per share of the Fund held in the Subaccount as of the end of the preceding Valuation Period; and

          (3) is the factor representing asset-based charges (the mortality and expense risk charge, the administration charge, and any applicable rider charges.)

TRANSFER PROVISIONS

During the Accumulation Period, you may transfer Contract Value among the Subaccounts and the Fixed Account subject to the following provisions:

          - The minimum amount which may be transferred is $500 for each Subaccount and Fixed Account or, if smaller, the remaining amount in the Fixed Account or a Subaccount.

          - No partial transfer will be made if the remaining Contract Value of the Fixed Account or any Subaccount will be less than $100 unless the transfer will eliminate your interest in such account.

          - Total transfers out of the Fixed Account in any Contract Year may not exceed 25% of the value of the Fixed Account as of the prior Contract anniversary or, in the case of transfers in the first Contract Year, the Date of Issue. Transfers made under a systematic investment program approved by us are not currently subject to this limitation, but we reserve the right to impose this or a modified limitation on such transfers in the future. The entire Fixed Account Contract Value may be transferred if a transfer out of the Fixed Account would otherwise result in a Fixed Account Contract Value less than $5,000.

          - A transfer out of the Fixed Account is limited to the amount which exceeds Debt and any withdrawal charge applicable to the Fixed Account Contract Value.

          - Total transfers into the Fixed Account in any Contract Year, that would be credited a current interest rate of 3% or less, may not exceed 25% of Contract Value as of the prior Contract


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

               anniversary or, in the case of transfers in the first Contract Year, the Date of Issue. Transfers made under a systematic investment program approved by us are not currently subject to this limitation, but we reserve the right to impose this or a modified limitation on such transfers in the future.

          - We reserve the right to not allow any transfer into the Fixed Account if the Fixed Account interest rate applicable to such transfer would be less than or equal to 3%.

          - No transfer may be made after the Valuation Date falling on the 20th or 7th day of the month before the first annuity payment is due.

          - We will transfer Purchase Payments (and earnings attributable to those Purchase Payments) in the chronological order in which we received such Purchase Payments.

Any transfer request must clearly specify the amount which is to be transferred and the names of the Subaccounts and/or the Fixed Account that are affected.

DISRUPTIVE TRADING-This Contract is not designed for use by individuals, professional market timing organizations, or other entities that engage in short-term trading, frequent transfers, programmed transfers or transfers that are large in relation to the total assets of a Fund (collectively, "Disruptive Trading"). In order to protect Contract Owners and the Funds from potentially harmful trading activity, we utilize certain policies and procedures that are designed to detect and prevent disruptive trading among the Funds (the "Disruptive Trading Procedures"). Our Disruptive Trading Procedures consider certain factors in order to identify Disruptive Trading activity, including the following:

-    the number of transfers made over a period of time;

-    the length of time between transfers;

- whether the transfers follow a pattern that appears to be designed to take advantage of short term market fluctuations, particularly within certain Funds;

-    the dollar amount(s) requested for transfers; and

- whether the transfers are part of a group of transfers made by a third party on behalf of several individual contract Owners; and

-    the investment objectives and/or size of the Funds.

In addition, transfers in excess of $250,000 per Contract, per day, must be requested through standard United States mail. We also may request that transfers into and out of specific Funds in excess of specific dollar amounts be requested through standard United States mail.

We may increase our monitoring of Contract Owners who engage in what we perceive to be disruptive trading, including investigating the transfer patterns within multiple contracts owned by the same Contract Owners. We may also investigate any patterns of disruptive trading identified by the Funds that may not have been captured by our Disruptive Trading Procedures.

If we determine you are engaged in disruptive trading, we may take one or more actions in an attempt to halt such trading. Your ability to make transfers is subject to modification or restriction if we determine, in our sole opinion, that your exercise of the transfer privilege may disadvantage or potentially harm the rights or interests of other Contract Owners (or others having an interest in the Contract).

[OUR RESTRICTIONS MAY TAKE VARIOUS FORMS, BUT UNDER OUR CURRENT DISRUPTIVE TRADING PROCEDURES WILL INCLUDE LOSS OF TELEPHONE, FAX, OVERNIGHT MAIL, OR INTERNET TRANSFERS. THIS MEANS THAT WE WOULD ACCEPT ONLY WRITTEN TRANSFER REQUESTS WITH AN ORIGINAL SIGNATURE TRANSMITTED TO US AT OUR SERVICE CENTER AND ONLY BY STANDARD UNITED STATES MAIL. WE MAY ALSO RESTRICT THE TRANSFER PRIVILEGES OF OTHERS ACTING ON YOUR BEHALF, INCLUDING YOUR AGENT OR AN ASSET ALLOCATION OR INVESTMENT ADVISORY SERVICE. WE MAY ALSO LIMIT THE NUMBER OF TRANSFERS A CONTRACT OWNER MAY MAKE TO [TWELVE] TRANSFERS DURING A CALENDAR YEAR AND WE MAY LIMIT THE NUMBER OF TIMES A CONTRACT OWNER MAY TRANSFER CONTRACT VALUE INTO


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

PARTICULAR FUNDS TO [TWELVE] TRANSFERS DURING A CALENDAR YEAR.] Subject to the terms of the Contract, we reserve the right to impose, without prior notice, additional or alternate restrictions on allocations and transfers that we determine, in our sole discretion, will disadvantage or potentially hurt the rights or interests of other Contract Owners or other holders of the Funds. We will reverse any transactions inadvertently processed in contravention of our restrictions within two days of the date the inadvertently processed transaction occurred.

We reserve the right not to effect certain allocations or transfers that a Contract Owner has requested if a Fund refuses a transfer request from us. We reserve the right to administer and collect any redemption fees imposed by the Funds on their behalf. We also reserve the right to provide Contract Owner transaction data to the Funds. We reserve the right to enforce excessive trading policies and procedures adopted by the Funds.

TRANSFER PROCEDURES - We will make transfers pursuant to proper written or telephone instructions to our Service Center that specify in detail the requested changes. Transfers involving a Subaccount will be based upon the Accumulation Unit values determined following our receipt of complete transfer instructions. If we receive a transfer request at our Service Center before 3:00 p.m. Central Time, we will process the request based on Accumulation Unit values determined at the end of that Valuation Date. If we receive a transfer request at our Service Center on or after 3:00 p.m. Central Time, we will process the request based on Accumulation Unit values determined at the end of the next Valuation Date. If you or your authorized representative call us to request a telephone transfer but have not given instructions to us prior to 3:00 p.m. Central Time, even if due to our delay in answering your call, we will consider your telephone transfer request to be received after 3:00 Central Time.

WITHDRAWAL AND SURRENDER PROVISIONS

WITHDRAWALS AND SURRENDERS DURING THE ACCUMULATION PERIOD - You may make a partial withdrawal subject to the restrictions set forth below. You also may withdraw all of the Withdrawal Value and surrender the Contract. You should carefully consider taking partial withdrawals or surrendering your Contract, as the following may apply:

     - You may withdraw up to the Free Withdrawal Amount in any Contract Year and we will not assess a withdrawal charge. However, if you withdraw more than the Free Withdrawal Amount in any Contract Year, the excess amount withdrawn may be subject to a withdrawal charge. We also may assess a withdrawal charge upon surrender of the Contract, although we will first apply the Free Withdrawal Amount.

     - Withdrawals and surrenders may be subject to federal and state income tax and a 10% penalty tax.

     - Partial withdrawals reduce your Contract Value and your death benefit. Certain withdrawals also may reduce the value of the guarantees provided by riders.

     - Your ability to withdraw or surrender may be limited by the terms of a qualified plan such as Section 403(b) plans.

     - We may assess the contract fee and a pro rata portion of the rider charges upon full surrender.

     -    We may assess premium taxes on partial withdrawals and surrenders.

If you have Withdrawal Value allocated to more than one Investment Option, your partial withdrawal request must specify the Investment Options from which you would like us to make the withdrawal. If you do not specify, we will withdraw the Withdrawal Value from all Investment Options in which you have an interest on a pro rata basis.

You may request a partial withdrawal subject to the following:

     - The partial withdrawal must be at least $500 from each Investment Option from which the withdrawal is requested, or the full amount of the Investment Option, if smaller.

     - You must leave at least $100 in each Investment Option after a withdrawal unless the account is eliminated by the withdrawal.

     - We will limit a withdrawal from the Fixed Account to an amount which equals the Fixed Account Contract Value less Debt, less any premium taxes that would apply to the total withdrawal of the Fixed Account, and less interest on any loan to the end of the Contract Year.

     - At least $500 of Contract Value must remain in the Contract after the withdrawal or we will surrender your Contract (which means that withdrawal charges, federal and state income taxes and tax penalties, and premium taxes may apply).

     - Direct transfers, rollovers, and 1035 exchanges are not permitted if there is an outstanding loan.

     - Withdrawals will first reduce Purchase Payments (and earnings attributable to those Purchase Payments) in the chronological order in which they were received.

We impose a withdrawal charge as a percentage of Purchase Payments and earnings attributable to those Purchase Payments withdrawn or surrendered. We apply the withdrawal charge on each Purchase Payment (and earnings attributable to that Purchase Payment) withdrawn or surrendered during the first 6 Contribution Years following our receipt of the Purchase Payment. A Contribution Year is each Contract Year in which a Purchase Payment is made and each later year measured from the start of the Contract Year when the Purchase Payment was made. We do not impose the withdrawal charge on any Purchase Payment (or earnings attributable to that Purchase Payment) withdrawn or surrendered more than six Contribution Years following our receipt of that Purchase Payment. We calculate the withdrawal charge separately for each Purchase Payment (and earnings attributable to that Purchase Payment). Total withdrawal charge assessed against a Contract will never exceed 9% of the total Purchase Payments made under the Contract.

For Qualified Contracts, we will waive withdrawal charges on partial withdrawals and full surrender if a Contract is surrendered in the sixth Contract Year or later and the Owner is at least 59 (1)/2 years old at the time of such surrender. Currently, we do not assess withdrawal charges on required minimum distributions but reserve the right to do so.

WITHDRAWAL AND SURRENDER PROCEDURES - Election to withdraw (including the withdrawal amount) shall be made in writing to us at our Service Center and should be accompanied by the Contract if surrender is requested. The Withdrawal Value attributable to the Subaccounts is determined on the basis of the Accumulation Unit values calculated after we receive the request. If we receive a withdrawal or surrender request at our Service Center before 3:00 p.m. Central Time, we will process the request based on Accumulation Unit values determined at the end of that Valuation Date. If we receive a withdrawal or surrender request at our Service Center on or after 3:00 p.m. Central Time, we will process the request based on Accumulation Unit values determined at the end of the next Valuation Date.

PAYMENTS TO CONTRACT OWNERS

Generally, we will make any death benefit, loan, withdrawal, surrender, or annuity payment to you or effect any transfer within seven days after the date we receive your proper request at our Service Center. However, we may suspend or postpone payments of any amount where permitted under applicable federal or state laws, rules, or regulations.

We may suspend or defer payments or transfers involving any Subaccount:

     -    during any period when the New York Stock Exchange is closed,

     - when trading is restricted or the SEC determines an emergency exists, or

     -    as the SEC by order may permit.

We also may defer any payment or transfer from the Fixed Account for the period permitted by law. During the deferral period, we will continue to credit interest at the current applicable interest rates. This can never be more than six months after you send us the request.

LOAN PROVISIONS - ONLY AVAILABLE ON CERTAIN QUALIFIED PLANS

The Owner of a Contract issued as a tax sheltered annuity under Section 403(b) of the Code or with a qualified plan under Code Section 401, may request a loan (if permitted by the qualified plan) any time during the Accumulation Period. Only one loan may be outstanding on a Contract at a given time. The outstanding loan must be repaid in full before the next loan may be granted.

The maximum loan available is the Fixed Account Contract Value minus: 1) any withdrawal charge that applies to the total Fixed Account Contract Value in the year in which you make the loan; 2) less any premium taxes that would apply to the total withdrawal of the Fixed Account; and 3) interest on the loan paid to the end of the Contract Year in which you make the loan. Federal tax law further restricts the total amount of your plan loans to the lesser of (i) 50,000, reduced by the excess of the highest outstanding balance of your loans during the one-year period preceding the date of a loan, over the outstanding balance of your loans, or (ii) the greater of 50% of your plan account value or $10,000. We may defer granting a loan for six months from the date we receive the written loan request at our Service Center.

LOAN INTEREST -Interest will be charged on your loan amount pursuant to the interest rate set forth in the contract schedule. We are not responsible for determining whether this rate is a "reasonable interest rate" as required by ERISA and we make no representations to that effect.

While a loan is outstanding, we will credit the value securing the loan with interest at the credited loan interest rate set forth in the contract schedule, instead of the current interest rate credited to the Fixed Account. However, this rate will never be lower than the minimum guaranteed Fixed Account interest rate shown in the contract schedule.

If there is an outstanding loan balance when the Contract is surrendered or annuitized, or when a death benefit is paid, the amount payable will be reduced by the amount of the loan outstanding plus accrued interest. In addition, loans, whether or not repaid, will have a permanent effect on the Contract Value because the investment results of the Investment Options will apply only to the unborrowed portion of the Contract Value. The longer a loan is unpaid, the greater the effect is likely to be. The effect could be favorable or unfavorable. If investment results are greater than the rate being credited on amounts held in your loan account while your loan is unpaid, your Contract Value will not increase as rapidly as it would have if no loan were unpaid. If investment results are below that rate, your Contract Value will be greater than it would have been had no loan been outstanding. We will apply any repayment of Debt first to reduce that part of the Debt that can be attributed to interest, and then to that part of the Debt that can be attributed to principal.

LOAN PAYMENT - You may repay the Debt in full or in part at any time prior to the Annuity Date. If the Debt equals or exceeds the Fixed Account Contract Value, less any withdrawal charge and premium taxes that would apply to the total withdrawal of the Fixed Account, your interest in the Fixed Account will terminate. The termination occurs thirty-one days after we mail notice of termination to your last known address and that of any assignee of record.

If we receive a loan request at our Service Center before 3:00 p.m. Central Time, we will process the request based on Accumulation Unit values determined at the end of that Valuation Date. If we receive a loan request at our Service Center on or after 3:00 p.m. Central Time, we will process the request based on Accumulation Unit values determined at the end of the next Valuation Date.


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DEATH BENEFIT PROVISIONS

AMOUNT PAYABLE UPON DEATH - We will pay a death benefit if an Owner dies before the Annuity Date.

If death occurs prior to the older Owner's 75th birthday, the death benefit will be the greater of the following, less Debt:

     -    the Contract Value as of the date we receive due proof of death, and

     -    the Purchase Payment Death Benefit, described below.

If death occurs on or after the older Owner's 75th birthday, the death benefit is the Contract Value as of the date we receive due proof of death, less Debt.

ADJUSTMENTS FOR WITHDRAWALS -The Purchase Payment Death Benefit on the Date of Issue is equal to the initial Purchase Payment. We will increase the Purchase Payment Death Benefit by the amount of each Purchase Payment. The Purchase Payment Death Benefit after a withdrawal will be equal to the lesser of:

     (a) The Purchase Payment Death Benefit immediately prior to the withdrawal minus the amount of the withdrawal (including any withdrawal charges, premium taxes, and federal and state income taxes and penalty taxes); or

     (b) The Purchase Payment Death Benefit immediately prior to the withdrawal multiplied by the Proportional Reduction Factor.

          The Proportional Reduction Factor is equal to (1) divided by (2), where:

          (1)  is the Contract Value after the withdrawal, and

          (2)  is the Contract Value immediately prior to the withdrawal.

PAYMENT OF DEATH BENEFITS - The death benefit will be paid to the designated Beneficiary upon the death of the Owner during the Accumulation Period. Upon the death of a joint Owner during the Accumulation Period, the death benefit will be paid to the surviving joint Owner. The death benefit will be paid upon the first to die of any joint Owners.

If any Owner is not a natural person, we will treat each Annuitant under the Contract as an Owner for death benefit payment purposes and we will pay the death benefit upon the death or change in any Annuitant. We will pay the death benefit to the Beneficiary after we receive due proof of death. We will then have no further obligation under the Contract. The date on which we receive all required paperwork is the date the Contract is tendered for redemption and the Valuation Date for calculation of the benefits.

We compute the Contract Value under the death benefit at the end of the Valuation Period following our receipt of due proof of death (which may be a certified death certificate and all necessary claim paperwork), the return of the Contract and such other information we may require to process the death benefit. If we receive due proof at our Service Center before 3:00 p.m. Central Time, we will process the death benefit based on Accumulation Unit values determined at the end of that Valuation Date. If we receive a due proof at our Service Center on or after 3:00 p.m. Central Time, we will process the death benefit based on Accumulation Unit values determined at the end of the next Valuation Date.

When multiple Beneficiaries are involved, death benefits cannot be determined until we receive the complete death benefit claim in good order, that is, receipt of proper elections from all Beneficiaries as well as proof of death.

The death benefit may be paid in a lump sum. You may defer this sum for up to five years from the date of death. Instead of a lump sum payment, the Beneficiary or the surviving joint Owner, as the case may be, may elect to have the death benefit distributed as stated in Annuity Option 1 for a period not to exceed the

Beneficiary's (or the surviving joint Owner's) life expectancy; or Annuity Option 2 or 3 based upon the life expectancy of the Beneficiary (or the surviving joint Owner) provided with respect to Annuity Option 3 that such life expectancy exceeds the certain period of 10 years. (See "Annuity Period Provisions" for a description of the Annuity Options.) The Beneficiary (or the surviving joint Owner) must make this election within 60 days of the time we receive due proof of death, and distribution under these annuity payment options must commence within one year of the date of death. If the death benefit is requested in an amount other than a lump sum and the death benefit is greater than the Contract Value, we reserve the right to credit the amount of the death benefit that exceeds the Contract Value to the money market Subaccount listed in the contract schedule. If, however, the money market Subaccount listed in the contract schedule is not available as an Investment Option under the Contract at that time, then we will credit the death benefit among the Investment Options in the same proportion that the value of each Investment Option bears to the total Contract Value.

If the Beneficiary is not a natural person, the Beneficiary must elect that the entire death benefit be distributed within five years of your death.

If this Contract is issued as a Non-Qualified Contract, an IRA or Roth IRA and your spouse is the only Primary Beneficiary when you die, your surviving spouse may elect to be the successor Owner of the Contract by completing the spousal continuation section of the claim form submitted with due proof of your death. Your surviving spouse will become the Annuitant if no Annuitant is living at the time of your death. If your surviving spouse elects to become the successor Owner of the Contract on your death, thereby waiving claim to the death benefit otherwise payable, we will not pay out a death benefit on your death. Instead, we will increase the Contract Value to equal the death benefit amount otherwise payable (if the death benefit is greater than the Contract Value), subject to the following:

     - We reserve the right to credit the amount of the death benefit that exceeds the Contract Value to the money market Subaccount listed in the contract schedule. If, however, the money market Subaccount listed in the contract schedule is not available as an Investment Option under the Contract at that time, then we will credit the death benefit among the Investment Options in the same proportion that the value of each Investment Option bears to the total Contract Value.

     - Upon the death of your surviving spouse before the Annuity Date, the amount of the death benefit payable will be determined as if: (1) this Contract was issued on the date of continuance; and (2) the Contract Value on the date of continuance resulted from receipt of an initial Purchase Payment in that amount.

     - We will assess withdrawal charges, if any, only on Purchase Payments (and earnings attributable to those Purchase Payments) we received on or after the date of continuance.

     - Your surviving spouse may elect any optional enhanced death benefit then offered by us. All such death benefits will be subject to the terms and conditions then in effect at the time of continuance, and all charges and benefits will be calculated as if the coverage was issued to the surviving spouse on the date of continuance and the Contract Value on the date of continuance resulted from receipt of an initial Purchase Payment in that amount.

     - Any subsequent spouse of the surviving spouse Beneficiary will not be entitled to continue the Contract upon the death of the surviving spouse Beneficiary.

In all events, we will pay or apply the Contract's death benefit in accordance with Sections 72(s) or 401(a)(9) of the Code, as applicable.

ANNUITY PERIOD PROVISIONS

Contracts may be fully annuitized under one of several Annuity Options, which are available either on a fixed or variable basis. You may annuitize any time after the first Contract Year. Annuity payments will begin on the Annuity Date under the Annuity Option you select. The Annuity Date may not be later than the Maximum Annuity Date stated in the contract schedule. We do not permit partial annuitization.

ANNUITY PAYMENTS - Annuity payments are based on:

     -    the annuity table specified in the Contract,

     -    the selected Annuity Option, and

     - the investment performance of the selected Subaccount(s) (if variable annuitization is elected).

     - the interest rates at the time of annuitization (if fixed annuitization is elected).

Under variable annuitization, you will receive the value of a fixed number of Annuity Units each month. An Annuity Unit's value reflects the investment performance of the Subaccount(s) selected. The amount of each annuity payment varies accordingly.

The total amount applied upon annuitization is equal to the total Contract Value less Debt and less any applicable withdrawal charge, premium taxes, contract fee, and pro rata portion of any rider charges.

ANNUITY OPTIONS -You may elect one of the Annuity Options. We must receive an election of an Annuity Option in writing at our Service Center at least 15 days before the Annuity Date. If no Annuity Option is elected, monthly annuity payments will be made in accordance with Option 3 below if there is one Annuitant on the Annuity Date or under Option 5 if there are joint Annuitants on the Annuity Date. We reserve the right to add additional Annuity Options in the future.

An election [before the Annuity Date] will be revoked by: 1) a subsequent change of Beneficiary, or 2) an assignment of the Contract unless the assignment provides otherwise.

YOU CANNOT CHANGE AN ANNUITY OPTION AFTER THE FIRST ANNUITY PAYMENT IS MADE.

The Annuity Option selected must result in a payment that is at least equal to our minimum payment, according to our rules, at the time the Annuity Option is chosen. If the total amount applied at annuitization is less than $2,000, we have the right to make the payment in lump sum.

If you die before the Annuity Date, available Annuity Options are limited. The Annuity Options available are:

     -    Option 2 over the lifetime of the Beneficiary, or

     - Option 1 or 3 with a specified period or certain period no longer than the life expectancy of the Beneficiary. The life expectancy of the Beneficiary must be at least ten years as of the date that he or she elects Option 1 or Option 3.

The death benefit distribution must begin no later than one year from your death, unless a later date is permitted by federal regulation.

If the Beneficiary is not an individual, the entire interest must be distributed within five years of your death.

OPTION 1--INCOME FOR SPECIFIED PERIOD. Option 1 provides an annuity payable monthly for ten years. If you must take required minimum distributions from a Qualified Contract, consult a tax advisor before selecting this Option, as it may not satisfy those requirements in all situations.

OPTION 2--LIFE INCOME. Option 2 provides for an annuity payable monthly over the lifetime of the Annuitant. If Option 2 is elected, annuity payments terminate automatically and immediately on the


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Annuitant's death without regard to the number or total amount of payments made.
Thus, it is possible for a you to receive only one payment if death occurred prior to the date the second payment was due.

OPTION 3--LIFE INCOME WITH INSTALLMENTS GUARANTEED. Option 3 provides an annuity payable monthly for a certain period of 10 years and thereafter during the Annuitant's lifetime. If you must take required minimum distributions from a Qualified Contract, consult a tax advisor before selecting this Option, as it may not satisfy those requirements in all situations.

OPTION 4--JOINT AND SURVIVOR ANNUITY. Option 4 provides an annuity payable monthly while both Annuitants are living. Upon either Annuitant's death, the monthly income payable continues over the life of the surviving Annuitant at a percentage of the original payment. The percentage payable must be selected at the time the Annuity Option is chosen. The percentages available are 50%, 66
(2)/3%, 75% and 100%. Annuity payments terminate automatically and immediately upon the surviving Annuitant's death without regard to the number or total amount of payments received.

OPTION 5--JOINT AND SURVIVOR ANNUITY WITH INSTALLMENTS GUARANTEED. Option 5 provides an annuity payable for a certain period of 10 years and thereafter while either Annuitant is alive. If you must take required minimum distributions from a Qualified Contract, consult a tax advisor before selecting this Option, as it may not satisfy those requirements in all situations.

ALLOCATION OF ANNUITY -You may elect to transfer your Contract Value (no later than the end of the Valuation Date falling on the 20th or 7th day of the month before the first annuity payment is due) to arrange for payments on a fixed or variable basis, or a combination of both. With the exception of the restriction that limits transfers out of the Fixed Account to an amount which exceeds Debt and any withdrawal charge, you will not be subject to the transfer restrictions that we would normally impose. If we do not receive an election, any Fixed Account Contract Value will be annuitized on a fixed basis and any Separate Account Contract Value will be annuitized on a variable basis.

Transfers among the Subaccounts during the Annuity Period are permitted subject to certain limitations. We reserve the right to restrict the number of Subaccounts available during the Annuity Period.

FIXED ANNUITY PAYMENTS -The portion of your Contract Value (as of the end of the Valuation Date falling on the 20th or 7th day of the month before the first annuity payment is due) that you elect to have paid to you as a Fixed Annuity is reduced by any Debt, any applicable premium taxes, withdrawal charges, contract fee, and a pro rata portion of any rider charge. The value that remains is used to determine Fixed Annuity payments under the Annuity Option that you selected. We prepare tables for each Annuity Option that show the monthly payment for each $1,000 applied to that Annuity Option. Each Fixed Annuity payment will be equal to the first regardless of investment, mortality or expense experience, unless the Annuity Option selected specifies that there is to be a reduction in payments after the death of an Annuitant.

VARIABLE ANNUITY PAYMENTS - The portion of your Contract Value (as of the end of the Valuation Date falling on the 20th or 7th day of the month before the first annuity payment is due) allocated to each Subaccount is reduced by any applicable premium taxes, withdrawal charges, contract fee, and a pro rata portion of any rider charge. The value that remains for each Subaccount is then used to determine the first annuity payment for each Subaccount under the Annuity Option that you selected. The first annuity payment is divided by the Annuity Unit value for each Subaccount as of the Annuity Date to establish the number of Annuity Units per payment for each Subaccount. The number of units will not change after the initial determination unless a transfer occurs or the Annuity Option selected specifies that there is to be a reduction in payments upon the death of an Annuitant. Future Variable Annuity payments are determined by multiplying the number of Annuity Units per payment for each Subaccount by the Annuity Unit value for each Subaccount on the Valuation Date that each annuity payment is due and summing the result.

ANNUITY UNIT VALUE - Annuity Unit values are determined independently for each Subaccount. The Annuity Unit value for any Valuation Date is:


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     -    Annuity Unit value for the preceding Valuation Date, times

     -    the net investment factor for the current Valuation Date, times

     - an interest factor which offsets the assumed investment rate of 2.5% per annum used in the Contract's annuity tables.

The net investment factor for a Subaccount for any Valuation Date is:

     - the Subaccount's Accumulation Unit value at the end of the current Valuation Date, plus or minus the per share charge or credit for taxes reserved, divided by

     - the Subaccount's Accumulation Unit value at the end of the preceding Valuation Date, plus or minus the per share charge or credit for taxes reserved.

TRANSFERS DURING THE ANNUITY PERIOD - During the Annuity Period, you may, by written request to our Service Center, transfer Contract Value from one Subaccount to another Subaccount, subject to the following limitations:

     - Transfers among Subaccounts are prohibited during the first year of the Annuity Period; subsequent transfers are limited to one per year.

     -    All interest in a Subaccount must be transferred.

     - If we receive notice of transfer to a Subaccount more than seven days before an annuity payment date, the transfer is effective during the Valuation Period after the date we receive the notice.

     - No transfer may be made to a Subaccount during the seven days before an annuity payment date.

     - At least $5,000 of Annuity Unit value must be transferred from a Subaccount, unless the transfer will eliminate your interest in the Subaccount and at least $5,000 of Annuity Unit value must remain in the Subaccount after a transfer, unless the transfer will eliminate Your interest in the Subaccount.

     -    You may not transfer to or from the Fixed Account.

A Subaccount's Annuity Unit value is determined at the end of the Valuation Period preceding the effective date of the transfer. We may suspend, change or terminate the transfer privilege at any time.

We calculate the number of Annuity Units per payment for the Subaccount you are transferring to, as A multiplied by B divided by C, where:

A = The number of Annuity Units per payment for the Subaccount you are transferring from;

B = The Annuity Unit value of the Subaccount you are transferring from; and

C = The Annuity Unit value of the Subaccount you are transferring to.

DEATH PROCEEDS -If the Annuitant dies, we will automatically continue any unpaid installments for the remainder of the certain period under Annuity Options 1, 3 or 5. If the Owner elects, we will pay a lump sum payment of the present value of the remaining payments in the certain period. The election to receive the lump sum payment must be made within 60 days of our receipt of due proof of death of the Annuitant or joint Annuitants.


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We deduct a commutation charge, as set forth in the contract schedule, if you request a lump sum payment with respect to: 1) any remaining periodic payments in the certain period under Annuity Options 1, 3 and 5 upon the death of an Annuitant during the Annuity Period; or 2) any remaining payments under Annuity Option 1.

The amount of each payment for purposes of determining the present value of any variable installments will be determined by applying the Annuity Unit value next determined following the election to commute the remaining payments.

If Annuity Option 2 is elected, annuity payments terminate automatically and immediately upon the Annuitant's death without regard to the number or total amount of payments made. Thus, it is possible that only one payment will be received if death occurred prior to the date the second payment was due.

Under Annuity Option 4, Annuity payments terminate automatically and immediately upon the surviving Annuitant's death without regard to the number or total amount of payments received.

If an Owner, who is not also an Annuitant, dies after the Annuity Date, the following provisions apply:

     - If the Owner was the sole Owner, the remaining annuity payments will be payable to the Beneficiary in accordance with the provisions described above. The Beneficiary will become the Owner of the Contract.

     - If the Contract has joint Owners, the annuity payments will be payable to the surviving joint Owner in accordance with the provisions described above. Upon the death of the surviving joint Owner, the Beneficiary becomes the Owner.

MISCELLANEOUS PROVISIONS

EVIDENCE OF AGE, SEX AND SURVIVAL - We may require satisfactory evidence of the age, sex and the continued survival of any person on whose life the income is based.

MISSTATEMENT OF AGE OR SEX - If the Annuitant's age or gender has been misstated, the amount payable under the Contract will be calculated as if those Purchase Payments sent to us had been made at the correct age or gender. Interest not to exceed 6% compounded each year will be charged to any overpayment or credited to any underpayment against future payments we may make under the Contract.

BASIS OF ANNUITY OPTIONS - The guaranteed monthly payments are based on an interest rate of 2.50% per year and, where mortality is involved, the "Annuity 2000 Table" developed by the Society of Actuaries projected using Scale G to the year 2015.

PROTECTION OF BENEFITS - The Owner may not commute, anticipate, assign, alienate or otherwise hinder the receipt of any payment.

CREDITORS - The proceeds of this Contract and any payment under an Annuity Option will be exempt from the claim of creditors and from legal process to the extent permitted by law.

ANNUITY OPTION TABLE

[TO BE PROVIDED.]


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FIXED AND VARIABLE DEFERRED ANNUITY

NON-PARTICIPATING

ALL BENEFITS, PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED UPON THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS, ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. REFER TO THE VARIABLE ACCOUNT AND ANNUITY PERIOD PROVISIONS FOR A DETERMINATION OF ANY VARIABLE BENEFITS.

This is a legal contract between the Owner and Commonwealth Annuity and Life Insurance Company

READ YOUR CONTRACT CAREFULLY

COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY
132 Turnpike Road, Suite 210, Southborough, MA 01772


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